Exhibit 15
Telvent Announces the Appointment of its New Chief Executive Officer
May 24, 2010 — Telvent GIT, S.A. (“Telvent”) (NASDAQ:TLVT), the IT company for a sustainable and secure world, announced today that its Board of Directors appointed Mr. Ignacio González Domínguez as new chief executive officer, succeeding Mr. Manuel Sánchez Ortega who will resign as Chief Executive Officer, effective June 1, 2010. During this year, Mr. Sánchez Ortega will continue to serve as a Director and non-executive Chairman of Telvent’s Board of Directors.
Mr. Sánchez Ortega will join Abengoa, S.A. effective January 1, 2011 as its Chief Executive Officer. He stated, “It has been my honor and privilege for the past twenty-two years to participate in the building of a great IT company and I am grateful for the support the Telvent team has given me throughout my career. Telvent’s future is exciting and full of incredible opportunities for such an ambitious and talented organization.”
Mr. González Domínguez stated, “We are grateful to Manuel for his personal contribution to Telvent during many years. It has been a pleasure to have him as part of the Telvent team, during which time we have faced many exciting challenges. We wish him success in his new endeavor and look forward to his continued contribution as a Director and non-executive Chairman of our board.”
Mr. Sánchez Ortega also stated, “I am completely confident that Ignacio will contribute further to Telvent’s development and I have no doubt that Ignacio will be as successful in his role as Chief Executive Officer as he has been in every other position he has served in during his career at Telvent.”
Mr. Ignacio González Domínguez, the current Executive Vice President of Telvent Energy will assume the responsibilities of Chief Executive Officer starting June 1, 2010. Mr. González Domínguez joined Telvent in 1990 as a project engineer participating in key control systems projects. From 1995 to 1998, he worked as an engineer and project manager for the electrical sub-segment of Telvent’s Energy Segment. In 1998, he was promoted to the position of international proposals department Manager. In 1999, he was named Telvent Mexico’s General Manager. In 2002, he was named General Manager of Telvent Energía y Medio Ambiente S.A, and served in that capacity until his appointment as Executive Vice President of Telvent Energy in 2006. Mr. González Domínguez has been based in Houston, Texas since 2007 and will be moving to Telvent’s US headquarters in Rockville, Maryland immediately. Mr. González Domínguez holds an honors degree in industrial engineering, with a specialization in electricity, from Seville University in Seville, Spain and an MBA from San Telmo’s Institute in Seville, Spain.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions.

Forward-looking statements reflect management’s current expectations, as of the date of this presentation, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 18, 2010.
Telvent does not intend, and does not assume any obligation, to update or revise the forward-looking statements in this document after the date it is issued. In light of the risks and uncertainties described above, and the potential for variation of actual results from the assumptions on which certain of such forward-looking statements are based, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this document may not occur, and that actual results may vary materially from those described herein, including those described as anticipated, expected, targeted, projected or otherwise.
About Telvent
Telvent (NASDAQ: TLVT) is a global IT solutions and business information services provider that improves the efficiency and reliability of the world’s leading companies. Telvent serves markets critical to the sustainability of the planet, including the energy, transportation, agricultural and environmental sectors.
Investor Relations Contact
Barbara Zubiria
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Email: ir@telvent.com
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Email: comunicacion@telvent.com